Exhibit 5.1

Snell & Wilmer L.L.P.

Hughes Center

3883 Howard Hughes Parkway, Suite 1100

Las Vegas, NV 89169-5958

TELEPHONE: 702.784.5200

FACSIMILE: 702.784.5252

October 17, 2024

Applied Digital Corporation

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

Re:	Resale Registration Statement on Form S-1

Ladies and Gentlemen:

We have served as special Nevada counsel to Applied Digital Corporation, a Nevada corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 on the date hereof (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration and sale by the selling securityholder named in the Registration Statement of up to 13,617,521 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, consisting of (i) 13,088,980 shares of Common Stock (the “Series F Shares”) issuable upon conversion of the 53,191 shares of Series F Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series F Preferred Stock”), including 3,191 shares of Series F Preferred Stock representing an original issue discount of 6%, issued to YA II PN, LTD (“YA Fund”) pursuant to and in accordance with the terms and conditions of that certain securities purchase agreement, dated August 29, 2024 (the “Series F Purchase Agreement”), between the Company and YA Fund, and (ii) 528,541 shares of Common Stock (the “Northland Shares” and collectively with the Series F Shares, the “Shares”) issued to Northland Securities, Inc. as placement agent compensation in connection with that certain Standby Equity Purchase Agreement, dated August 28, 2024, as amended on August 29, 2024, between the Company and YA Fund (the “SEPA”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and exhibits thereto; (ii) the Second Amended and Restated Articles of Incorporation of the Company, as amended, as currently in effect; (iii) the Third Amended and Restated Bylaws of the Company, as amended, as currently in effect; (iv) the SEPA; (v) the Series F Purchase Agreement; (vi) certain resolutions and minutes of meetings of the Board of Directors of the Company relating to the adoption, approval, authorization and/or ratification of (A) the issuance and sale of the Shares, (B) the specimen of Common Stock certificate, (C) each of the SEPA, Series F Purchase Agreement and the transactions contemplated by such agreements and (D) other related matters; (vii) the Certificate of Existence with Status in Good Standing, certified by the Secretary of State of the State of Nevada, dated as of a recent date; and (viii) such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection therewith we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

Applied Digital Corporation

October 17, 2024

In our examination, we have assumed without independent verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. Our opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that the Shares to be resold by the selling securityholders have been duly authorized and, if and when issued and delivered by the Company against payment of the consideration set forth in the SEPA and Series F Purchase Agreement (as applicable), will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.
Snell & Wilmer L.L.P.